Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-86424; 333-62545; 333-36366; 333-36364; 333-67330; 333-104225; 333-115277; 333-124534; and 333-151920 on Form S-8 of Schlumberger Limited, in No. 333-108730 on Form S-3 of Schlumberger Limited and in Nos. 333-97899 and 333-166326 on Form S-4 of Schlumberger Limited of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Smith International, Inc. and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Smith International, Inc. for the year ended December 31, 2009, which is incorporated by reference in this Current Report on Form 8-K of Schlumberger Limited.

/s/ Deloitte & Touche LLP

Houston, Texas

August 27, 2010